Exhibit 21.1

SUBSIDIARIES OF PARATAXIS HOLDINGS INC.

Name of Subsidiary	Jurisdiction of Incorporation
PTX Merger Sub I Inc.	Delaware
PTX Merger Sub II LLC	Delaware